Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202686

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell the securities described herein, and they are not soliciting an offer to buy these securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated June 21, 2016

Prospectus supplement

(To prospectus dated March 12, 2015)

20,000,000 shares

Common stock

We are offering 20,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “QEP.” On June 20, 2016, the last trading price of our common stock as reported on the NYSE was $18.97 per share.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-8 of this prospectus supplement and on page 6 of the accompanying base prospectus.

	Per Share	Total

Offering price to public	$	$

Underwriting discount and commissions	$	$

Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional 3,000,000 shares from us at the price set forth above within 30 days from the date of this prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of shares to purchasers is expected to occur on or about June     , 2016 through the book-entry facilities of the Depository Trust Company.

Joint Book-Running Managers

J.P. Morgan	Deutsche Bank Securities

Wells Fargo Securities	BMO Capital Markets

The date of this prospectus supplement is                     , 2016.

Prospectus supplement

Prospectus

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About this prospectus supplement

This prospectus supplement and the accompanying base prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the SEC on March 12, 2015. Under the shelf registration process, we may offer and sell securities in one or more offerings from time to time. In the accompanying base prospectus, including the documents incorporated by reference, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement, some of which may not apply to our common stock or this offering. This prospectus supplement describes the specific details regarding this offering, including the price, the number of shares of our common stock being offered and the risks of investing in our common stock. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, the common stock being offered and other information you should know before investing. See “Incorporation by reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus we may provide you in connection with this offering. If any information varies between this prospectus supplement, the accompanying base prospectus or documents incorporated by reference herein prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference are accurate as of any date subsequent to their respective dates.

The information contained in this prospectus supplement and the accompanying base prospectus or in any document incorporated by reference herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our common stock by us or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information that we file with it. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents (other than information furnished and not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on April 27, 2016;

•	our Current Reports on Form 8-K, filed with the SEC on March 3, 2016, April 11, 2016, May 19, 2016 and June 21, 2016;

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•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 1, 2016; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement, shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, Colorado 80265 (telephone number (303) 672-6900).

Special note regarding forward-looking statements

This prospectus supplement and the accompanying base prospectus may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to, among other things:

•	our growth strategies;

•	strong liquidity position providing financial flexibility;

•

our liquidity and sufficiency of cash flow from operations, cash-on-hand and availability under our credit facility to fund our planned capital expenditures, operating expenses, repayment of maturing debt and payment of dividends;

•	plans and ability to pursue and consummate acquisition opportunities, including our proposed acquisition of oil and gas properties in Martin County, Texas;

•	our inventory of drilling locations;

•	drilling and completion plans;

•	focus on improving operating performance by optimizing reservoir development, enhancing well completion designs and aggressively pursuing cost reductions;

•	results from planned drilling operations and production operations;

•	plans to reduce drilling and completion activities, slow production growth and preserve liquidity;

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•	payment of dividends;

•	loss contingencies;

•	plans to recover or reject ethane from produced natural gas;

•	impact of lower or higher commodity prices and interest rates;

•	volatility of gas, oil and natural gas liquids (“NGL”) prices and factors impacting such prices;

•	impact of global geopolitical and macroeconomic events;

•	exports of oil from the United States;

•	plans to enter into derivative contracts and the anticipated benefits from our derivative contracts;

•	pro forma results for acquired properties;

•	divestitures of non-core assets;

•	amount and allocation of forecasted capital expenditures and plans for funding capital expenditures, operating expenses, repayment of maturing debt and working capital requirements;

•	resale revenues and expenses;

•	assumptions regarding equity compensation;

•	settlement of performance share units in cash;

•	recognition of compensation costs related to equity compensation grants;

•	expected contributions to our employee benefit plans;

•	employee benefit plan gains or losses;

•	the importance of Adjusted EBITDA (a non-GAAP financial measure) as a measure of performance;

•	delays caused by transportation, processing, storage and refining capacity issues;

•	fair values and critical accounting estimates, including estimated asset retirement obligations;

•	implementation and impact of new accounting pronouncements;

•	impact of shutting in wells;

•	factors impacting our ability to transport oil and gas;

•	potential for asset impairments and impact of impairments on financial statements;

•	the timing and estimated costs of reorganizations;

•	the impact of the loss of a significant customer or nonpayment of a counterparty;

•	ability to meet delivery and sales commitments;

•	value of pension plan assets;

•	changes to production plans, operating costs and capital expenditures; and

•	use of proceeds from the March 2016 public offering of common stock.

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Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in this prospectus supplement or any document we incorporate by reference;

•	changes in natural gas, oil and NGL prices;

•	global geopolitical and macroeconomic factors;

•	general economic conditions, including the performance of financial markets and interest rates;

•	asset impairments;

•	liquidity constraints, including those resulting from the cost and availability of debt and equity financing;

•	drilling methods and results;

•	shortages of oilfield equipment, services and personnel;

•	lack of available pipeline, processing and refining capacity;

•	our ability to successfully integrate acquired assets;

•	the outcome of contingencies such as legal proceedings;

•	delays in obtaining permits and governmental approvals;

•	operating risks such as unexpected drilling conditions and risks inherent in the production of oil and gas;

•	weather conditions;

•	changes in laws or regulations;

•

changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions, natural resources, fish and wildlife, hydraulic fracturing, water use and drilling and completion techniques, as well as the risk of legal proceedings arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•	derivative activities;

•	volatility in the commodity-futures market;

•	failure of internal controls and procedures;

•	failure of our information technology infrastructure or applications;

•	elimination of federal income tax deductions for oil and gas exploration and development costs;

•	production, severance and property taxation rates;

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•	discount rates;

•	regulatory approvals and compliance with contractual obligations;

•	actions of, or inaction by, federal, state, local or tribal governments, foreign countries and the Organization of Petroleum Exporting Countries;

•	lack of, or disruptions in, adequate and reliable transportation for our production;

•	competitive conditions;

•	production volumes;

•	oil and gas reserve quantities;

•	reservoir performance;

•	operating costs;

•	inflation;

•	capital costs;

•	creditworthiness and performance of the Company’s counterparties, including financial institutions, operating partners and other parties;

•	volatility in the securities, capital and credit markets;

•	actions by credit rating agencies; and

•	other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

Non-GAAP financial measures

This prospectus supplement contains references to Adjusted EBITDA, Adjusted EBITDA from continuing operations and Adjusted EBITDA from discontinued operations. Adjusted EBITDA is a non-GAAP financial measure. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment and certain other non-cash and/or non-recurring items. Management focuses on Adjusted EBITDA to assess the Company’s operating results. Management believes Adjusted EBITDA is an important measure for comparing the Company’s financial performance to other oil and gas producing companies. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

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Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our business and this offering, you should carefully read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. You should read “Risk factors” beginning on page S-8 of this prospectus supplement, on page 6 of the accompanying base prospectus and Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, for more information about important risks that you should consider before making a decision to invest in our common stock.

Unless the context requires otherwise, references in this prospectus supplement to “QEP Resources,” “QEP,” the “Company,” “we,” “us” and “our” refer to QEP Resources, Inc. and its direct and indirect subsidiaries on a consolidated basis.

QEP Resources, Inc.

QEP Resources, Inc. is an independent crude oil and natural gas production company focused in two major regions of the United States: the Northern Region (primarily in Wyoming, North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana).

For the three month period ended March 31, 2016, QEP Resources reported production of 82.7 Bcfe, of which approximately 52% was natural gas and approximately 78% was from properties located in the Northern Region. For the year ended December 31, 2015, we reported production of 326.8 Bcfe, of which approximately 55% was natural gas and approximately 78% was from properties located in the Northern Region. In addition, we reported 3,620.2 Bcfe of estimated proved reserves as of December 31, 2015, of which approximately 58% was natural gas. Approximately 79% of the total proved reserves as of December 31, 2015 were located in the Northern Region, while the remaining 21% were located in the Southern Region. Approximately 58% of the proved reserves reported by QEP Resources at year end 2015 were developed and approximately 96% of total proved reserves were company operated. Approximately 42% of the total proved reserves at December 31, 2015 were comprised of crude oil and natural gas liquids (“NGL”), up from 41% at December 31, 2014. QEP Resources’ reserve life index, calculated by dividing year end proved reserves by production for such year, was 11.1 years for 2015.

Recent developments

On June 21, 2016, we entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with certain individuals and entities (the “Initial Sellers”) to acquire oil and gas properties in the Permian Basin in Martin County, Texas (the “Acquisition”) from the Initial Sellers and approximately 74 other associated individuals and entities (the “Associated Owners”). The Purchase Agreement provides that the Initial Sellers have until July 13, 2016 (the “Election Deadline”), to obtain executed joinders to the Purchase Agreement from the Associated Owners. The oil and gas properties to be acquired from the Initial Sellers and the Associated Owners (collectively, the “Assets”) contain approximately 9,400 net acres in Martin County, Texas. Collectively, the Assets owned by the Initial Sellers represent approximately 82% of the total value of the Assets, based on our allocation of value among the Assets.

We expect to fund the Acquisition with a combination of net proceeds from this offering and cash on hand. See “Use of proceeds.” The preliminary purchase price for the Assets is approximately $600 million (the “Preliminary Purchase Price”). In addition to customary purchase price adjustments, the Preliminary Purchase Price shall be reduced by the allocated value of any Assets owned by Associated Owners that fail to execute a joinder of the Purchase Agreement (collectively, the “Non-Participating Associated Owners”) prior to the Election Deadline, with such Assets owned by the Non-Participating Associated Owners (the “Non-Assets”) to be excluded from the transactions contemplated by the Purchase Agreement. The Purchase Agreement may be terminated by us, at our sole option, if the aggregate allocated value of all Non-Assets exceeds 10% of the Preliminary Purchase Price. At our sole option, we may proceed with the Acquisition if the aggregate allocated value of Non-Assets exceeds 10% of the Preliminary Purchase Price. In addition, the Purchase Agreement contains customary representations, warranties and conditions.

Based on information provided by the Initial Sellers, we estimate that the current net production for the Assets is approximately 1,400 barrels of oil equivalent per day, of which approximately 83% is crude oil. Based on internal estimates, the Assets contain proved reserves of approximately 76 million barrels of oil equivalent, of which approximately 75% is crude oil. The Assets include 97 vertical wells, over 95% of which we expect to operate following the closing of the Acquisition. The Assets provide the potential for more than 430 horizontal drilling locations over four horizons, including Wolfcamp A, Wolfcamp B, Middle Spraberry and Spraberry Shale, with potential opportunities in deeper and shallower horizons as well. We believe that substantially all of the acreage will be developed within the next 7 years.

This offering is not conditioned upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering, and the completion of this offering is not a condition to the completion of the Acquisition. In addition, there can be no assurance that we will consummate the Acquisition on the terms described herein or at all.

Corporate information

QEP Resources, Inc. is headquartered in Denver, Colorado at 1050 17th Street, Suite 800, Denver, Colorado 80265, and our telephone number is (303) 672-6900. QEP Resources’ website address is http://www.qepres.com. The information contained on or accessible through QEP Resources’ website is not part of this prospectus supplement, other than the documents that QEP Resources files with the SEC that are expressly incorporated by reference into this prospectus supplement. See “Incorporation by reference.”

The offering

Issuer	QEP Resources, Inc.

Common stock offered by us	20,000,000 shares (23,000,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock outstanding following the offering(1)	236,747,837 shares (239,747,837 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares in full).

If the Acquisition is consummated, we intend to use the net proceeds from this offering to partially fund the Acquisition. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, reducing indebtedness, acquiring properties, and funding a portion of our exploration and production activities and working capital. See “Use of proceeds.”

This offering is not conditioned upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering, and the completion of this offering is not a condition to the completion of the Acquisition. In addition, there can be no assurance that we will consummate the Acquisition on the terms described herein or at all.

Risk factors	Investing in our common stock involves substantial risk. You should carefully consider the risk factors set forth or cross-referenced in the sections entitled “Risk factors” beginning on page S-8 of this prospectus supplement and beginning on page 6 of the accompanying base prospectus, and the other information contained in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein, prior to making an investment in our common stock.

Dividend policy	In February 2016, our board of directors indefinitely suspended the payment of quarterly dividends. Accordingly, no dividend was paid with respect to the quarters ended December 31, 2015 and March 31, 2016. Any payment of future dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. See “Dividend policy.”

New York Stock Exchange symbol	“QEP.”

(1)	The number of shares of common stock to be outstanding immediately following this offering is based on 216,747,837 shares outstanding as of March 31, 2016, and excludes (i) approximately 6,900,000 shares of common stock authorized, but unissued and available for issuance, under our Long-Term Stock Incentive Plan (“LTSIP”) as of March 31, 2016 and (ii) 33,127 restricted shares granted under the LTSIP since March 31, 2016.

Summary of selected financial, reserves and operating data

Summary financial and operating data

The following tables show selected financial information and operating data as of and for the periods indicated. We derived the financial information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our unaudited condensed consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference herein. This summary table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference herein.

	Three months ended March 31,		Year ended December 31,
(in millions)	2016	2015	2015(1)	2014(1)	2013

Results of operations
Revenues(2)	$261.3	$468.1	$2,018.6	$3,293.2	$2,685.1
Operating income (loss)	(1,379.2)	(128.6)	(377.6)	(847.3)	203.0
Income (loss) from continuing operations	(863.8)	(55.6)	(149.4)	(409.5)	52.1
Net income from discontinued operations, net of income tax(3)	—	—	—	1,193.9	107.3
Net income (loss)	(863.8)	(55.6)	(149.4)	784.4	159.4

Cash flow from continuing operations
Net cash provided by (used in) operating activities	$81.7	$(272.7)	$481.3	$1,542.5	$1,191.7
Capital expenditures	(200.6)	(342.1)	(1,239.4)	(2,726.4)	(1,602.6)
Net cash provided by (used) in investing activities	(177.7)	(340.5)	(1,217.6)	578.2	(1,441.5)
Net cash provided by (used in) financing activities	336.3	(46.5)	(47.7)	(990.6)	279.8

Non-GAAP measure
Adjusted EBITDA(4)	$115.1	$222.8	$1,029.3	$1,582.7	$1,536.7

	At March 31, 2016	At December 31,
(in millions)		2015	2014	2013

Financial position
Total assets	$7,282.6	$8,398.2	$9,286.8	$9,408.9

Capitalization
Long-term debt(5)	2,192.9	2,191.5	2,218.1	2,997.5
Total equity	3,457.7	3,947.9	4,075.3	3,876.8

Total capitalization	$5,650.6	$6,139.4	$6,293.4	$6,874.3

(1)	During the years ended December 31, 2015 and 2014, the results are impacted by QEP’s February 2014 acquisition of acreage, undeveloped oil and gas properties and vertical producing wells in the Permian Basin, and property sales in the Midcontinent, which occurred during the second and fourth quarters of 2014, respectively.

(2)	In the fourth quarter of 2015, QEP determined that certain purchased oil transactions that were included in “Revenues” on a gross basis for the year ended December 31, 2014 and quarter ended March 31, 2015, should have been reported net, as the transactions were with the same counterparty and were entered into in contemplation of one another. This revision had no effect on QEP’s operating income (loss), net income or cash flows. QEP has recast its revenues for the year ended December 31, 2014 and quarter ended March 31, 2015, to conform to the presentation for the year ended December 31, 2015 and quarter ended March 31, 2016.

(3)	In December 2014, QEP closed the sale of substantially all of its midstream business, including its ownership interest in QEP Midstream Partners, LP, to Tesoro Logistics LP (the “Midstream Sale”). As a result of the Midstream Sale, the financial results associated with the midstream business (excluding results of our Haynesville gathering system) have been reflected as discontinued operations and all prior periods have been reclassified.

(4)	Adjusted EBITDA is a non-GAAP financial measure. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment and certain other non-cash and/or non-recurring items. Management focuses on Adjusted EBITDA to assess the Company’s operating results. Management believes Adjusted EBITDA is an important measure for comparing the Company’s financial performance to other oil and gas producing companies. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table reconciles QEP’s Adjusted EBITDA to net income (loss), its most directly comparable financial measure prepared in accordance with GAAP:

	Three months ended March 31,		Year ended December 31,
(in millions)	2016	2015	2015	2014	2013
Net income (loss)	$(863.8)	$(55.6)	$(149.4)	$784.4	$159.4
Net income from discontinued operations, net of tax	—	—	—	(1,193.9)	(107.3)

Net income (loss) from continuing operations	(863.8)	(55.6)	(149.4)	(409.5)	52.1
Unrealized (gains) losses on derivative contracts	13.5	23.5	183.7	(374.4)	88.7
Net (gain) loss from asset sales	(0.5)	30.5	(4.6)	148.6	(103.5)
Interest and other (income) expense	(2.3)	2.6	(3.0)	(12.8)	(15.2)
Income tax provision (benefit)	(498.9)	(31.5)	(93.6)	(232.5)	60.1
Interest expense	36.7	36.8	145.6	169.1	165.1
Loss from early extinguishment of debt	—	—	—	2.0	—
Pension curtailment(a)	—	—	11.2	—	—
Depreciation, depletion and amortization	240.0	195.4	881.1	994.7	963.8
Impairment	1,182.4	20.0	55.6	1,143.2	93.0
Exploration expenses	0.3	1.1	2.7	9.9	11.9
Other(b)	7.7	—	—	—	—

Adjusted EBITDA from continuing operations	115.1	222.8	1,029.3	1,438.3	1,316.0
Adjusted EBITDA from discontinued operations	—	—	—	144.4	220.7

Adjusted EBITDA	$115.1	$222.8	$1,029.3	$1,582.7	$1,536.7

(a)	The pension curtailment was a non-cash expense incurred during the year ended December 31, 2015, due to changes in the Company’s pension plan. The Company believes that the pension curtailment does not reflect expected future operating performance or provide meaningful comparisons to past operating performance and therefore has excluded the loss from the calculation of Adjusted EBITDA.

(b)	Reflects additional legal expenses that the Company believes do not reflect expected future operating performance or provide meaningful comparisons to past operating performance and therefore they have been excluded from the calculation of Adjusted EBITDA.

(5)	During the three months ended March 31, 2016, we adopted guidance issued by the FASB requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. We have applied this guidance retrospectively for the year ended December 31, 2015 but not for prior periods. See our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 which is incorporated by reference into this prospectus supplement.

Summary reserves and operating data

The following tables set forth estimates of our proved reserves, based on the reserve reports prepared by Ryder Scott Company L.P. and DeGolyer and MacNaughton, net production volumes and net realized average natural gas, oil and NGL prices, including the impact of all settled commodity derivative contracts as of and for the periods indicated. Each reserve report was prepared in accordance with the rules and regulations of the SEC. A copy of each report is included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein. You should refer to “Risks related to this offering and our common stock” in this prospectus supplement and “Risk Factors,” “Properties,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto included, as applicable, in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, in evaluating the material presented below.

Our estimated proved reserves are summarized as follows:

	December 31, 2015				December 31, 2014
	Gas (Bcf)	Oil (MMbbl)	NGL (MMbbl)	Total (Bcfe)	Gas (Bcf)	Oil (MMbbl)	NGL (MMbbl)	Total (Bcfe)
Proved developed reserves	1,245.3	109.7	34.4	2,109.4	1,288.4	99.3	52.2	2,197.5
Proved undeveloped reserves	863.6	83.4	24.4	1,510.8	1,028.8	73.2	44.4	1,734.4

Total proved reserves	2,108.9	193.1	58.8	3,620.2	2,317.2	172.5	96.6	3,931.9

The following table sets forth our net production volumes:

	Three months ended March 31,		Year ended December 31,
	2016	2015	2015	2014	2013
Gas (Bcf)	43.4	42.6	181.1	179.3	218.9
Oil (Mbbl)	5,176.4	4,481.4	19,582.3	17,146.5	10,209.7
NGL (Mbbl)	1,365.0	947.4	4,704.3	6,769.1	4,811.3
Total equivalent production (Bcfe)	82.7	75.2	326.8	322.7	309.0

The following table sets forth our net realized average natural gas, oil and NGL prices, including the impact of all settled commodity derivative contracts.

	Three months ended March 31,		Year ended December 31,
	2016	2015	2015	2014	2013

Gas (per Mcf)
Average field-level price	$1.96	$2.87	$2.59	$4.33	$3.56
Net realized price(1)	2.46	3.29	3.16	4.24	4.25

Oil (per bbl)
Average field-level price	27.77	39.89	42.59	79.79	89.78
Net realized price(1)	35.64	58.64	60.65	80.71	89.56

NGL (per bbl)
Average field-level price	9.97	20.09	16.98	32.95	39.95
Net realized price(1)	9.97	20.09	16.98	32.95	39.95

(1)	Net reflects settlement of all commodity derivatives.

Risk factors

This section describes some, but not all, of the risks of investing in our common stock. The accompanying base prospectus also contains a “Risk factors” section beginning on page 6 thereof. You should carefully consider these risks, in addition to the risk factors and other information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus, including matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, before making a decision whether to invest in our common stock. See “Incorporation by reference.” You should carefully review the factors discussed below and the cautionary statements referred to in “Special note regarding forward-looking statements.” If any of the risks and uncertainties described below or incorporated by reference in this prospectus supplement actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks related to this offering and our common stock

The market price of our common stock has fluctuated substantially in the past and is likely to fluctuate in the future.

The market price of our common stock has historically experienced, and may continue to experience, volatility. For example, since January 1, 2015, the market price of our common stock has ranged between $8.54 and $24.04. Such fluctuations may continue because of numerous factors, including:

•	changes in domestic and worldwide supply of and demand for oil, natural gas and NGL and corresponding fluctuations in the price of oil, natural gas and NGLs;

•	quarterly fluctuations in our operating results and those of our competitors;

•	changes in stock market analysts’ estimates of our future performance and the future performance of our competitors;

•	sales of a high volume of shares of our common stock by our stockholders;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in the industries in which we operate; and

•	general economic conditions in the United States and other areas.

Our financial position, our cash flows, our results of operations and our stock price could be materially adversely affected if commodity prices do not improve or decline further. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Our stock price may experience extreme volatility due to uncertainty regarding commodity prices. These market fluctuations, regardless of the cause, may materially and adversely affect our stock price, regardless of our operating results.

Volatility of our common stock may make it difficult for you to resell shares of our common stock when you want or at attractive prices.

Market conditions for oil and natural gas, and particularly the recent decline in prices for oil and natural gas, could adversely affect our revenue, cash flows, profitability, growth, production and the present value of our estimated reserves.

Our revenue, cash flows, profitability, growth, production and present value of our estimated reserves depend substantially upon prevailing prices for oil and natural gas. During the past six years, the posted price for West

Texas Intermediate (“WTI”) has ranged from a low of $26.19 per Bbl in February 2016 to a high of $113.39 per Bbl in April 2011. The Henry Hub spot market price of natural gas has ranged from a low of $1.49 per MMBtu in March 2016 to a high of $8.15 per MMBtu in February 2014. During 2015, WTI spot market prices ranged from $34.55 to $61.36 per Bbl and the Henry Hub spot market price of natural gas ranged from $1.63 to $3.32 per MMBtu. On June 10, 2016, the WTI posted price for crude oil was $49.09 per Bbl and the Henry Hub spot market price of natural gas was $2.46 per MMBtu, representing decreases of approximately 20% and 26%, respectively, from the high of $61.36 per Bbl of oil and $3.32 per MMBtu for natural gas during 2015. If the prices of oil and natural gas continue at current levels or decline further, our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves may be materially and adversely affected. In addition, lower oil and natural gas prices may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, if our production estimates change or if our exploration or development activities are curtailed, successful efforts accounting rules may require us to expense unsuccessful exploration costs, including geological and geophysical costs, delay rentals and administrative costs associated with unproved property and unsuccessful exploratory well costs.

Lower gas, oil and NGL prices or negative adjustments to gas, oil and NGL reserves may result in significant impairment charges.

Lower gas, oil and NGL prices or negative adjustments to gas, oil and NGL reserves may result in significant impairment charges. Lower commodity prices, such as those experienced recently, may not only decrease QEP’s revenues, operating income and cash flows but also may reduce the amount of gas, oil and NGL that QEP can produce economically. Generally accepted accounting principles in the United States (“GAAP”) requires QEP to write down, as a non-cash charge to earnings, the carrying value of its oil and gas properties in the event it has impairments. QEP is required to perform impairment tests on its assets periodically and whenever events or changes in circumstances warrant a review of its assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of its assets, the carrying value may not be recoverable, and, therefore, a write-down may be required. During the three months ended March 31, 2016, QEP recorded impairment charges of $1,167.9 million on its proved properties and $10.8 million on its unproved properties. QEP also recorded goodwill impairment of $3.7 million during the three months ended March 31, 2016. During the years ended December 31, 2015, 2014 and 2013, QEP recorded impairment charges of $39.3 million, $1,041.4 million and $1.2 million, respectively, on its proved properties and $2.0 million, $101.8 million and $32.3 million, respectively, on its unproved properties. QEP also recorded goodwill impairment of $14.3 million and $59.5 million during the years ended December 31, 2015 and December 31, 2013, respectively. Future decreases in forward gas, oil or NGL prices could result in additional properties being at risk for impairment. The actual amount of impairment incurred, if any, for these properties will depend on a variety of factors including, but not limited to, subsequent forward price curve changes, the additional risk-adjusted value of probable and possible reserves associated with the properties, weighted-average cost of capital, operating cost estimates and future capital expenditure estimates. If QEP records a significant impairment, the financial covenants under its revolving credit facility may limit the amount of debt that QEP is able to incur. See “Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, incorporated by reference herein, for a description of QEP’s revolving credit facility.

Oil and gas reserve estimates are imprecise, may prove to be inaccurate, and are subject to revision. Any significant inaccuracies in QEP’s reserve estimates or underlying assumptions may negatively affect the quantities and present value of QEP’s reserves.

QEP’s proved oil and gas reserve estimates are prepared annually by independent reservoir engineering consultants. Oil and gas reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and timing of development expenditures. The accuracy of these estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Reserve estimates are imprecise and will change as additional information becomes available. Estimates of economically recoverable reserves and future net cash flows prepared by different engineers or by the same engineers at different times may vary significantly. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimation process involves economic assumptions relating to commodity prices, operating costs, severance and other taxes, capital expenditures and remediation costs. Actual results most likely will vary from the estimates. Any significant variance from these assumptions could affect the recoverable quantities of reserves attributable to any particular properties, the classifications of reserves, the estimated future net cash flows from proved reserves and the present value of those reserves.

Investors should not assume that QEP’s presentation of the Standardized Measure of Discounted Future Net Cash Flows relating to Proved Reserves (“Standardized Measure”) is reflective of the current market value of the estimated oil and gas reserves. In accordance with SEC disclosure rules, the estimated discounted future net cash flows from QEP’s proved reserves are based on the first-of-the-month prior 12-month average prices and current costs on the date of the estimate, holding the prices and costs constant throughout the life of the properties and using a discount factor of 10 percent per year. For example, our Standardized Measure with respect to the year ended December 31, 2015 was determined by applying average benchmark prices of $50.28 per Bbl for crude oil and $2.59 per MMBtu for natural gas. Actual future production, prices and costs may differ materially from those used in the current estimate, and future determinations of the Standardized Measure using similarly determined prices and costs may be significantly different from the current estimate.

Although our board of directors has declared quarterly dividends on our common stock in recent years, we may not pay cash dividends in the future.

In February 2016, our board of directors indefinitely suspended the payment of quarterly dividends, including with respect to the fiscal quarters ended December 31, 2015 and March 31, 2016, and our board of directors may not declare dividends in the future or may pay dividends in the future at lower rates than prior periods. Any payment of future dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors may deem relevant. Accordingly, if we do not pay dividends in the future, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may not occur.

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, even if such acquisition or merger may be in QEP shareholders’ best interests.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire QEP. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of QEP, even if the change of control would be beneficial to our shareholders, including:

•	a classified board of directors, with only approximately one-third of our board of directors elected each year;

•	advance notice of provisions for shareholder proposals and nominations for elections to our board of directors to be acted upon at meetings of shareholders; and

•	the inability of our shareholders to call special meetings or act by written consent.

In addition, Delaware law imposes restrictions on mergers and other business combinations between QEP and any holder of 15% or more of QEP’s outstanding common stock. These provisions may deter hostile takeover attempts that could result in an acquisition of QEP that could have been financially beneficial to its shareholders.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

There may be future dilution of our common stock, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock from time to time. In March 2016 we issued 37,950,000 shares of our common stock in an underwritten public offering, and in the future, we may issue additional shares of our common stock to raise cash for future capital expenditures or acquisitions or for other purposes. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into, exchangeable for or that represent the right to receive our common stock. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of QEP or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover QEP downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Risks related to the acquisition

We may not consummate the Acquisition, and this offering is not conditioned on the consummation of the Acquisition. The failure to complete the Acquisition at all or within our anticipated time frame, or to realize the expected benefits of the Acquisition, could harm our business and results of operations.

The closing of the Acquisition, which we expect to occur in September 2016, is subject to the satisfaction or waiver of certain conditions, many of which are beyond our control, including the continued accuracy of the representations and warranties in the Purchase Agreement and the performance by each party of its respective obligations thereunder. There can be no assurance that such conditions will be satisfied or that the Acquisition will be consummated. In addition, the Purchase Agreement contains certain termination rights for each of QEP and the sellers, including QEP’s right to terminate the Purchase Agreement if the aggregate allocated value of all Non-Assets exceeds 10% of the Preliminary Purchase Price. At our sole option, we may proceed with the Acquisition if the aggregate allocated value of Non-Assets exceeds 10% of the Preliminary Purchase Price. Consequently, any failure or delay in completing the Acquisition could reduce or eliminate the expected benefits of the Acquisition and adversely affect our results of operations. Moreover, we cannot assure you that we will realize value from the Acquisition that equals or exceeds the consideration paid.

This offering is not conditioned on the consummation of the Acquisition. Therefore, upon the closing of this offering, you will become a holder of our common stock regardless of whether the Acquisition is consummated, delayed or terminated. If the Acquisition is delayed or the Purchase Agreement is terminated, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Acquisition will be consummated on the terms described herein.

See “Summary—Recent developments” for more information regarding the Acquisition.

We may be subject to risks in connection with acquisitions, including the pending Acquisition, and the integration of acquisitions may be difficult.

In addition to the Acquisition described above under the heading “Summary—Recent developments,” we periodically evaluate other potential acquisitions of businesses and assets that complement or expand our business, including acquisitions of producing properties. The successful acquisition of producing properties, including the Acquisition, requires an assessment of several factors, including:

•	recoverable reserves;
•	future oil and natural gas prices and their appropriate differentials;
•	development and operating costs and potential environmental and other liabilities; and
•	our ability to obtain external financing to fund the purchase price of such acquisition.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the properties acquired in our pending Acquisition, we are entitled to only limited indemnification for environmental liabilities.

The strategic transactions we pursue, including the Acquisition, may involve other risks, including:

•	difficulty integrating the operations, systems, management and other personnel and technology of the acquired business with our own;

•	the assumption of unidentified or unforeseeable liabilities, resulting in a loss of value;

•	the inability to hire, train or retain qualified personnel to manage and operate our growing business and assets; and

•	a decrease in our liquidity to the extent we use a significant portion of our available cash or borrowing capacity to finance acquisitions or operations of the acquired properties.

In addition, organizational modifications due to acquisitions, divestitures or other strategic changes, including the Acquisition, alter the risk and control environments and may disrupt ongoing business, distract management and employees, increase expenses and adversely affect results of operations. Even if these challenges are dealt with successfully, the anticipated benefits of the Acquisition or any other acquisition, divestiture or other strategic change may not be realized.

Risks related to our business

QEP is involved in legal proceedings that may result in substantial liabilities. Like many oil and gas companies, QEP is involved in various legal proceedings, including threatened claims, such as title, royalty, and contractual disputes. For example, the Company has received a demand from certain former limited partners of drilling partnerships, for which the Company acted as general partner. The former limited partners allege that the Company failed to make, or calculated incorrectly, distributions to which they were entitled. No litigation has been filed, and the Company has not fully evaluated the allegations or its defenses. Accordingly, the Company is unable to determine the extent of any potential liability or its impact on the Company’s business, financial condition or results of operations. The cost to settle any claims (alleged or threatened), legal proceedings or satisfy any resulting judgment against QEP in such proceedings could result in a substantial liability, which could materially and adversely impact QEP’s cash flows and operating results for a particular period. Judgments and estimates to determine accruals or range of losses related to legal proceedings could change from one period to the next and such changes could be material. Current accruals may be insufficient.

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC and are incorporated by reference herein. You should carefully consider these risks before investing in our common stock. See “Incorporation by reference.”

Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $                 million (or $                 million if the underwriters exercise their option to purchase additional shares in full).

If the Acquisition is consummated, we intend to use the net proceeds from this offering to partially fund the Acquisition. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, reducing indebtedness, acquiring properties, and funding a portion of our exploration and production activities and working capital.

This offering is not conditioned upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering, and the completion of this offering is not a condition to the completion of the Acquisition. In addition, there can be no assurance that we will consummate the Acquisition on the terms described herein or at all. See “Summary—Recent developments” for more information regarding the Acquisition.

Capitalization

The following table sets forth our capitalization as of March 31, 2016:

•	on a consolidated historical basis;

•

on an as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of the estimated net proceeds therefrom as set forth under “Use of proceeds,” assuming no exercise of the underwriters’ option to purchase additional shares and the consummation of the Acquisition.

This table is derived from, should be read together with, and is qualified in its entirety by reference to, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference herein.

	As of March 31, 2016
(in millions)	Historical	As Adjusted
Cash and cash equivalents	$616.4	$

Debt:
Revolving credit facility due 2019(1)	—		—
6.050% Notes due 2016	176.8		176.8
6.800% Notes due 2018	134.0		134.0
6.800% Notes due 2020	136.0		136.0
6.875% Notes due 2021	625.0		625.0
5.375% Notes due 2022	500.0		500.0
5.250% Notes due 2023	650.0		650.0
Unamortized discount and unamortized debt issuance costs	(28.9)		(28.9)

Total long-term debt	$2,192.9		$2,192.9

Equity:
Common stock, par value $0.01 per share; 500.0 million shares authorized; 217.6 million and million shares issued, respectively	2.2
Treasury stock (0.8 million shares)	(18.2)		(18.2)
Additional paid-in capital	931.4
Retained earnings	2,554.5		2,554.5
Accumulated other comprehensive income (loss)	(12.2)

Total equity	3,457.7

Total capitalization	$5,650.6	$

(1)	Our revolving credit facility, which matures in December 2019, provides for loan commitments of $1,800.0 million from a group of financial institutions. As of March 31, 2016, we had no borrowings outstanding and $2.8 million in letters of credit outstanding under the credit facility.

Price range of common stock

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “QEP.” The following table shows, for the periods indicated, the high and low sales prices for our common stock, as reported on the NYSE, as well as the dividend paid per share in such period.

	Price Per Share of Common Stock		Dividends Per Share
	High	Low

2014
First quarter	$33.32	$25.93	$0.02
Second quarter	34.60	29.59	0.02
Third quarter	35.91	30.33	0.02
Fourth quarter	31.00	18.15	0.02

2015
First quarter	23.21	18.29	0.02
Second quarter	24.04	18.11	0.02
Third quarter	18.59	11.20	0.02
Fourth quarter	16.95	11.03	0.02

2016
First Quarter	14.27	8.54	N/A
Second Quarter (through June 21, 2016)	20.96	13.05	N/A

On June 20, 2016, the last sales price of our common stock as reported on the NYSE was $18.97 per share.

The number of shareholders of record of our common stock was approximately 5,863 as of May 31, 2016.

Dividend policy

During each fiscal quarter of 2014 and the first three fiscal quarters of 2015, our board of directors declared quarterly dividends of $0.02 per common share. In the fourth quarter of 2015, our board of directors declared, and the Company paid, a quarterly dividend of $0.02 per common share for the third quarter of 2015. However, in February 2016 our board of directors elected not to declare a dividend with respect to the fiscal quarter ended December 31, 2015, but instead elected to indefinitely suspend the payment of dividends in respect of future quarters until such time as our board of directors deems appropriate to resume the payment of a quarterly dividend. Accordingly, no dividend was declared or paid with respect to the fiscal quarter ended March 31, 2016. The declaration and payment of any future dividends will be at the discretion of our board of directors and the amount thereof will depend on our results of operations, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions, cash requirements, future prospects and other factors deemed relevant by our board of directors.

Material U.S. federal income and estate tax consequences

to non-U.S. holders

The following discussion is a summary of the material U.S. federal income and estate tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income and estate tax effects. The effects of other U.S. federal tax laws, such as gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income and estate tax consequences to them.

This discussion is for informational purposes only and is not tax advice. Investors should consult their tax advisors with respect to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under other U.S. federal tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Definition of a non-U.S. holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend policy,” any future payment of dividends will be at the discretion of our Board of Directors. If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock (computed separately for each share), but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or other taxable disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% on the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or other applicable IRS Form W-8), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in generally the same manner as if the Non-U.S. Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or other taxable disposition

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon a sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held shares of our common stock (the “Specified Testing Period”), and certain other conditions are met.

Any gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in generally the same manner as if the Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

Any gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC. However, even if we are considered a USRPHC, so long as our common stock is “regularly traded on an established securities market,” a Non-U.S. Holder will be subject to U.S. federal income tax on a disposition of our common stock only if the Non-U.S. Holder actually or constructively holds or held (at any time during the Specified Testing Period) more than 5% of our common stock. We believe that our common stock is currently “regularly traded on an established securities market.” If we are considered a USRPHC and our common stock is not considered to be so traded, all Non-U.S. Holders would generally be required to file a U.S. federal income tax return and generally would be subject to U.S. federal income tax on any gain realized on a disposition of our common stock on a net income basis at regular graduated rates in generally the same manner as if the Non-U.S. Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, if our common stock were not “regularly traded on an established securities market,” a 15% withholding tax may apply to the gross proceeds from a sale or other disposition of our common stock by a Non-U.S. Holder and any distribution in excess of our current and accumulated earnings and profits (the “FIRPTA withholding”). Any FIRPTA withholding may be credited against the U.S. federal income tax liability owed by the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding our possible status as a U.S. real property holding corporation and its possible consequences in the Non-U.S. Holders’ particular circumstances.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Federal estate tax

Shares of our common stock held (or deemed to be held) at the time of death by an individual Non-U.S. Holder, even if such holder is neither a citizen nor resident of the United States, will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Proceeds of a sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker without specified U.S. connections generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (including in certain cases where such institution or entity is acting as an intermediary). Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from a sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply, beginning on January 1, 2019, to payments of gross proceeds from a sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Underwriting

The Company and J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., each on behalf of itself and as a representative of each of the underwriters named below, have entered into an underwriting agreement with respect to the shares of common stock offered hereby. Subject to certain conditions, each of the underwriters have agreed, severally and not jointly, to purchase the number of shares indicated opposite its name in the following table.

Underwriter	Number of Shares

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.
Total	20,000,000

The underwriters are committed, severally and not jointly, to take and pay for all of the shares of common stock, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 3,000,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. If any additional shares are purchased pursuant to this option, the underwriters will severally, but not jointly, purchase additional shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 3,000,000 additional shares.

	No exercise	Full exercise
Per share	$	$
Total	$	$

We estimate that our out of pocket expenses for this offering (excluding underwriting discounts and commissions) will be approximately $350,000.

The shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

In connection with this offering, we and each of our directors and executive officers have agreed, subject to certain exceptions, that, for a period of 60 days after the date of this prospectus supplement, we and they will not, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., directly or indirectly issue, sell, offer, pledge or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, any shares of common stock (other than the shares offered pursuant to this offering) or any securities convertible into, or exercisable or exchangeable for, common stock, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or the establishment or increase of a put equivalent position or the liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock; or publicly announce an intention to effect any such transaction.

Our common stock is listed on the NYSE under the symbol “QEP.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of our common stock may be sold by the underwriters to securities dealers who resell such shares to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. Shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Shares of the common stock offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of the common stock offered hereby must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms for the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the PD 2010 Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Legal matters

Latham & Watkins LLP, Houston, Texas will pass upon the validity of the shares of our common stock offered hereby. Certain matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our oil and gas reserves has been derived from the reports of Ryder Scott Company L.P. and DeGolyer and MacNaughton, independent oil and gas reserve evaluation engineering consultants, and has been included and incorporated by reference herein upon the authority of such firms as experts with respect to matters covered by such reports and in giving such reports.

PROSPECTUS

QEP RESOURCES, INC.

Debt Securities

Common Stock

We may offer, issue and sell, from time to time, our debt securities and common stock. We refer to our debt securities and common stock collectively as the “securities.” We will determine when we sell securities, the amount of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

QEP Resources, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “QEP.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus along with the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2015.

About this prospectus

Unless otherwise stated or the context otherwise requires, references in this prospectus to “QEP,” “the Company,” “we,” “our,” or “us” refer to QEP Resources, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, common stock or any combination of the securities, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may provide you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are accurate as of any date subsequent to their respective dates.

Where you can find more information

We file reports and other information with the SEC (File No. 001-34778). These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information free of charge regarding issuers that file electronically with the SEC, including us.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its internet site.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference (excluding information deemed to be furnished and not filed with the SEC) the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 24, 2015;

•	our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on February 25, 2015;

•	our Current Report on Form 8-K filed with the SEC on January 7, 2015; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this filing and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, Colorado 80265 (telephone number (303) 672-6900).

Special note regarding forward-looking statements

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to, among other things:

•	impact of the sale of our midstream business;

•	ability to deliver continued growth by focusing on exploration and production assets;

•	compliance with governmental regulations;

•	risks associated with hydraulic fracturing;

•	maintaining leasehold inventory by drilling;

•	adequacy of insurance;

•	timing and impact of proposed environmental legislation and studies;

•	strong liquidity position providing financial flexibility;

•	adequacy of our production and reserves to meet term sales commitments;

•	ability to purchase gas to satisfy delivery commitments;

•	ability to pursue acquisition opportunities;

•	fair value and critical accounting estimates;

•	plans to recover or reject ethane from produced natural gas;

•	our growth strategies;

•	impact of lower or higher commodity prices and interest rates;

•	impact of global geopolitical and macroeconomic events;

•	plans to enter into derivative contracts and managing counterparty risk;

•	plans to drill or participate in wells;

•	results from planned drilling operations and production operations;

•	pro forma results for acquired properties;

•	our liquidity and sufficiency of cash flow from operations, cash-on-hand and availability under our credit facility to fund our planned capital expenditures and operating expenses;

•	plans to divest of non-core assets;

•	expected gain or loss on sale of assets;

•	factors impacting oil, gas and NGL prices;

•	seasonality of our operating results;

•	assumptions regarding equity compensation;

•	ability to realize income tax benefits;

•	recognition of compensation costs related to equity compensation grants;

•	obligations under drilling contracts;

•	amount and allocation of forecasted capital expenditures and plans for funding capital expenditures and operating expenses;

•	the outcome of contingencies such as legal proceedings;

•	estimated accrual for loss contingencies and other items and likelihood that indemnification obligations will be satisfied;

•	financial impact of operational hazards;

•	future expenses and operating costs;

•	the amount, type and timing of derivative contracts and unrealized derivative gains and losses;

•	impact of nonperformance by trade creditors or joint venture partners;

•	adequacy of credit review procedures, loss reserves, customer deposits and collection procedures to protect against credit related issues;

•	our credit rating;

•	loss of any large customer and our ability to replace customers;

•	expected contributions to our pension plans and returns from plan assets;

•	expected savings from service providers;

•	the importance of Adjusted EBITDA (a non-GAAP financial measure) as a measure of performance;

•	delays caused by transportation and refining capacity issues;

•	payment of dividends;

•	considerations regarding the standardized measure of future net cash flows relating to proved reserves;

•	potential for future asset impairments and impact of impairments on financial statements; and

•	factors impacting the timing and amount of share repurchases.

Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

•	changes in gas, oil and NGL prices;

•	general economic conditions, including the performance of financial markets and interest rates;

•	drilling results;

•	shortages of oilfield equipment, services and personnel;

•	lack of available pipeline, processing and refining capacity;

•	our ability to successfully integrate acquired assets or divest of non-core assets;

•	the outcome of contingencies such as legal proceedings;

•	permitting delays;

•	operating risks such as unexpected drilling conditions;

•	weather conditions;

•	the availability and cost of debt and equity financing;

•	changes in laws or regulations;

•	legislation regarding climate change and other initiatives related to drilling and completion techniques, including hydraulic fracturing;

•	derivative activities;

•	volatility in the commodity futures market;

•	substantial liabilities from legal proceedings and environmental claims;

•	failure of internal controls and procedures;

•	failure of our information technology infrastructure or applications;

•	elimination of federal income tax deductions for oil and gas exploration and development costs;

•	regulatory approvals and compliance with contractual obligations;

•	actions, or inaction, by federal, state, local or tribal governments;

•	lack of, or disruptions in, adequate and reliable transportation for our production;

•	competitive conditions;

•	production levels;

•	reserve levels; and

•	other factors, most of which are beyond our control.

We undertake no obligation to publicly correct or update the forward-looking statements to reflect future events or circumstances. All such statements are expressly qualified by this special note. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

QEP Resources, Inc.

The company

QEP Resources, Inc. is a holding company with two subsidiaries, QEP Energy Company and QEP Marketing Company, which are engaged in two primary lines of business: (i) oil and gas exploration and production (QEP Energy) and (ii) oil and gas marketing, operation of the Haynesville Gathering System and an underground gas storage facility (QEP Marketing and Other). QEP’s operations are focused in two geographic regions: the Northern Region (primarily in Wyoming, North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana) of the United States.

Principal executive offices

Our principal executive offices are located at 1050 17th Street, Suite 800, Denver, Colorado 80265 and our telephone number is (303) 672-6900.

Risk factors

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Form 10-K/A, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements.”

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges for the periods indicated is stated below. For purposes of this presentation, earnings represent income from continuing operations before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income before income taxes includes QEP’s share of pretax earnings of equity investees. Fixed charges consist of the following from continuing operations and discontinued operations: total interest charges (expensed and capitalized), amortization of debt issuance costs, and the interest portion of rental expense estimated at 33% of total rental expense.

	Year Ended December 31,
	2014		2013		2012		2011		2010
Ratio of Earnings to Fixed Charges(1)(2)	—	(3)	1.7	x	1.0	x	2.9	x	4.5	x

(1)	The sale of our midstream business was completed in 2014. All previous periods have been recast to reflect this business as discontinued operations.

(2)	To the extent that the proceeds from any offering of debt securities registered on the registration statement of which this prospectus forms a part will be used to repay any of our outstanding debt and will change the ratio of earnings to fixed charges by ten percent or greater, the applicable prospectus supplement will include a pro forma ratio for the most recent fiscal year and the latest interim period, if applicable, showing the application of the proceeds.

(3)	Due to increased impairment expenses and a loss on the sale of assets, which resulted in our loss for the year ended December 31, 2014, the ratio coverage was less than 1:1. We would have needed additional earnings of $642 million for the year ended December 31, 2014, to achieve a ratio of 1:1.

Use of proceeds

Unless otherwise set forth in a prospectus supplement, we plan to use the net proceeds from the sale of the securities by this prospectus to repay debt, to finance capital expenditures, and for general corporate purposes, including working capital.

Description of debt securities

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be senior debt securities that we will issue under an indenture, dated as of March 1, 2012, between QEP and Wells Fargo Bank, National Association, as Trustee (the “indenture”). The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

We have summarized the provisions of the indenture and the debt securities below. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the indenture with the SEC as an exhibit to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Incorporation by Reference.”

In this summary description of debt securities, unless we state otherwise or the context clearly indicates, all references to “we,” “our,” or “us” refer to QEP Resources, Inc. only and not its subsidiaries or affiliates.

General

The debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture, and, unless we inform you otherwise in a prospectus supplement, it does not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

The indenture does not contain and, unless we inform you otherwise in a prospectus supplement, the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control; or

•

provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the dates on which, the price at which and the conditions (if any) under which we will repurchase debt securities at the option of the holders or the holders of debt securities;

•	the denominations in which we may issue the debt securities;

•

whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•

any other terms of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms described in the indenture and any deletions from or modifications or additions to the indenture in respect of such debt securities).

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

Consolidation, merger and sale of assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of our assets substantially as an entirety. The indenture provides that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•

the resulting or surviving entity expressly assumes the due and punctual payments of the principal of (and premium, if any) and interest on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of related transactions, no default or event of default would occur and be continuing; and

•	we deliver an officer’s certificate and opinion of counsel, each stating that such transaction complies with the indenture.

Restrictive covenant—limitation on liens

Subject to certain exceptions, we will not, and will not permit any subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a subsidiary, any mortgage, pledge, lien, encumbrance or security interest (collectively, “Liens”) upon any of our or a subsidiary’s properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

•	Liens existing as of the date of the indenture;

•

any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any subsidiary to enable us or such subsidiary to acquire such property); provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

•

Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

•

Liens on any property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a subsidiary and created within one year after the later of: (i) such acquisition or the completion of such construction, or (ii) the commencement of operation of the property; provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on the property or assets, real, personal or mixed, of a subsidiary or of or upon or in any income or profits therefrom, which are outstanding at the time such subsidiary became a subsidiary;

•

Liens created or assumed by us or a subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a subsidiary to secure loans to us or a subsidiary for the purpose of developing such properties;

•	Liens on any investment (as defined in the indenture) of ours or that of a subsidiary in any person other than a subsidiary or on any security representing any investment of ours or a subsidiary;

•

any Lien not otherwise permitted by the indenture, if, after giving effect to the creation or assumption of the proposed mortgage, pledge, Lien, encumbrance or security interest, the sum of (i) all indebtedness of us and our subsidiaries secured by Liens not otherwise permitted by the indenture and (ii) to the extent not included in (i), all attributable debt (as defined in the indenture) of us and our subsidiaries does not exceed 10% of our consolidated capitalization (as defined in the indenture);

•

any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by any Lien created, existing or assumed in accordance with the provisions set forth above, inclusive, provided that the principal amount of the obligation or indebtedness secured by such refunding or extended Liens shall not exceed the principal amount of the obligation or indebtedness then outstanding at the time of such refunding or extension, together with related refinancing costs, and that such refunding or extended Liens shall be limited in lien to the same property that secured the obligation or indebtedness refunded or extended, or property substituted therefor and property acquired after the date thereof and subject to the Lien thereof, in accordance with the provisions of such refunding or extension;

•	Liens upon any office equipment or data processing equipment (including, without limitation, computer and computer peripheral equipment) or any motor vehicles, tractors or trailers;

•	Liens of or upon or in current assets of ours or a subsidiary, determined in accordance with GAAP, created or assumed to secure indebtedness incurred in the ordinary course of business;

•

Liens that are payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a subsidiary;

•

Liens to secure indebtedness incurred to finance advances made by us or any subsidiary to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development; provided that such Liens shall extend only to our receivables or that of such subsidiary in respect of such advances;

•

any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, other hydrocarbons or minerals produced at any time on any property of ours or a subsidiary of ours; and

•	Liens which secure indebtedness of a subsidiary of ours or another subsidiary.

Also excepted from the general prohibition are various other liens, such as mechanics’ or materialmen’s liens, certain governmental liens, leases, certain judgment liens not in excess of $10,000,000, and certain liens arising in connection with leases (including pursuant to sale and leaseback transactions), easements and rights of way.

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the above restrictive covenant shall apply to each series of debt securities.

Events of default

Unless we inform you otherwise in a prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or premium (if any) on any debt securities of that series when due and payable;

•	our failure to deposit any sinking fund payment for that series of debt securities when due for 30 days;

•

our failure to comply with any of our covenants or agreements in, or provisions of, the debt securities of that series or the indenture (other than an agreement, covenant or provision that we have expressly included in that indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•

the occurrence of an event of default in other indebtedness of ours (including securities other than debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default with respect to any debt securities of any series at the time outstanding (other than an event of default specified in the sixth bullet point above) occurs and is continuing, the trustee by notice to us, or the holders of at least 33 1/3% in principal amount of the outstanding debt securities of the series affected by that default (or, in the case of an event of default described in the fourth bullet point above, if the outstanding debt securities of other series are affected by that default, then at least 33 1/3% in principal amount of the then outstanding Securities so affected voting as one class) by notice to us and the trustee, may declare the principal of (or, if any of those debt securities are original issue discount debt securities, that portion of the principal amount as may be specified in the terms of that series) and all accrued and all unpaid interest on all then outstanding debt securities of that series or of all series, as the case may be, to be due and payable. Upon any such declaration, the amounts due and payable on those debt securities shall be due and payable immediately. If an event of default specified in the sixth bullet point above occurs, those amounts shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by that default, or all series, as the case may be, by written notice to the trustee may rescind an acceleration and its consequences (other than nonpayment of principal of or premium or interest on or any additional amounts with respect to the debt securities) if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to the debt securities of that series (or of all series, as the case may be) have been cured or waived, except nonpayment of principal, premium, interest or any additional amounts that has become due solely because of the acceleration.

A holder of a debt security of any series will be able to pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it against any loss, liability or expense;

•	the trustee fails to act for a period of 90 days after receipt of notice and offer of indemnity; and

•	during that 90-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

The indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	reduce the premium, if any, payable on the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	change the coin or currency or currencies (including composite currencies) in which any debt security or any premium, interest or additional amounts with respect thereto are payable;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the indenture or to make any change in the indenture’s provisions for modification; or

•	waive a continuing default or event of default in the payment of principal of, premium (if any) or interest on or additional amounts with respect to the securities.

We and the trustee may agree to amend or supplement the indenture or waive any provision of the indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the merger covenant;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer debt securities;

•

to comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939 or conform the indenture or the debt securities of any series to the description thereof contained in this prospectus, any applicable prospectus supplement, free writing prospectus, offering memorandum, term sheet or other offering document;

•

to add covenants that would benefit the holders of all or any series of debt securities (and if those covenants are to be for the benefit of less than all series of debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any rights we have under the indenture;

•

to add events of default with respect to all or any series of debt securities (and, if any such event of default is applicable to less than all series of debt securities, specifying the series to which that event of default is applicable);

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

•	to establish the form or terms of the debt securities of any series as permitted by the indenture;

•	to secure the debt securities;

•

to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge and defeasance

We will be discharged from all obligations under the indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights, to register the transfer or exchange of the debt securities and to compensate the Trustee, its agents and counsel for fees and expenses due under the indenture, if:

•	all debt securities of the series previously authenticated and delivered under the indenture have been delivered to the indenture trustee for cancellation; or

•

all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we irrevocably deposit with the trustee funds or government securities sufficient in the opinion of a nationally recognized firm of independent public accountants to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

In addition to our right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in a prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing law

The indenture is and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Trustee

If an event of default occurs and is continuing under the indenture, the trustee shall exercise such of the rights and powers vested in it by the indenture with respect to the debt securities of that series, and use the same degree of care and skill in that exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

The indenture limits the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, exchange, registration and transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee under the indenture as security registrar for the debt securities we issue under the indenture. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and paying agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee under the indenture as our paying agent for payments on debt securities we issue under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry debt securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in a prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in a prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of capital stock

As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

•	our restated certificate of incorporation, which is incorporated by reference to Exhibit 3.1 to our Form 8-K dated May 24, 2010;

•	our bylaws, as amended and restated as of October 27, 2014, which are incorporated by reference to Exhibit 3.1 to our Form 8-K dated October 29, 2014; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

Common stock

Dividends.    The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any preferred stock outstanding.

Voting rights.    The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Rights upon liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Listing.    Our common stock is listed on the New York Stock Exchange under the symbol “QEP.”

Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075-1139. Its phone number is (866) 877-6324.

Miscellaneous.    The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not convertible into shares of any other class of capital stock.

Preferred stock

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights and qualifications, limitations or restrictions of the preferred stock, including the number of shares constituting any series or the designation of a series, voting rights, dividend rights, terms of redemption, liquidation preference, sinking fund terms and conversion rights. Thus, our board of directors can issue preferred stock with rights that could adversely affect the voting power of the common stockholders.

Anti-takeover provisions of QEP’s charter and bylaws

Our restated certificate of incorporation and amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Board Classification; Director Removal.    Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. Directors serve three-year terms. Our board of directors currently consists of nine directors. The classified board provision in our certificate of incorporation and bylaws may be amended, altered or repealed only upon the affirmative vote of holders of 80% of the outstanding voting power entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of preferred stock then outstanding, any directors may be removed, but only for cause, at any special meeting of stockholders called for that purpose by the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding shares entitled to vote generally in the election of directors. Further, subject to the rights of the holders of any series of preferred stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the number of authorized directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of directors. Any director so chosen will hold office until the term of office of the class for which that director was chosen expires and until such director’s successor has been duly elected and qualified.

Fair Price Provision.    Our certificate of incorporation requires that business combinations between QEP and a related person be approved, subject to compliance with Section 203 of the Delaware General Corporation Law (“DGCL”), an anti-takeover law, by the affirmative vote of the holders of not less than 80% of our outstanding voting power entitled to vote generally in the election of directors. For purposes of the certificate of incorporation, a related person is (i) any person who, along with its affiliates and associates, beneficially owns in the aggregate 10% or more of the outstanding shares of any class of our capital stock or (ii) the affiliates and associates of the foregoing. Additionally, under the certificate of incorporation a business combination includes:

•	any merger, consolidation or share exchange of QEP with or into a related person;

•	any sale, lease, exchange, transfer or other disposition of 20% of the fair market value of (1) our total assets to a related person or (2) a related person’s total assets to QEP;

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subject to certain exceptions, any transaction which results in the issuance or transfer (1) by QEP of any of its stock to a related person or (2) by a related person of any of the related person’s stock to QEP;

•	any recapitalization or reclassification of our securities which increases the voting power of a related person;

•	the adoption of any plan or proposal of our liquidation or dissolution proposed by or on behalf of a related person; and

•	any agreement, plan, contract or other arrangement providing for any of the transactions described above.

The supermajority voting requirement for business combinations does not apply if either: (i) 66 2/3% of the continuing directors approves the transaction or (ii) specified fair price and other conditions are met. A continuing director is a director who is unaffiliated with the related person and either (i) was in office before the related person became a related person or (ii) before the director’s initial election or appointment was designated as a continuing director by a majority of the then continuing directors.

Notwithstanding the foregoing, in the event a business combination requires a stockholder vote under Section 203 of the DGCL, the business combination will not require a greater vote than that specified by Section 203.

Stockholder action by written consent; special meetings.    Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may be taken without a meeting and without a vote, if a consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes required to authorize or take such action; provided, however that no action may be taken without a meeting or effected by a written consent at any time when Questar Corporation is the owner of less than all of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. The bylaws provide that special meetings of the stockholders can only be called by our chairman, president or a majority of our board of directors.

Advanced notice procedures of director nominations and stockholder proposals.

Annual meetings of stockholders

Our bylaws provide the manner in which stockholders may give notice of director nominations and other business to be brought before an annual meeting. In general, a stockholder may nominate a director or bring other business before an annual meeting if that stockholder (i) gives timely written notice of the nomination or other business to our secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary date, or in the case of the first annual meeting of stockholders following the effectiveness of the bylaws, the stockholder’s notice must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the day on which we publicly announce the date of the meeting.

To be in proper form, the stockholder’s notice must set forth, among other things:

•	the name and record address of the stockholder, as well as certain information regarding the stockholder;

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the class or series and number of shares (or any interest derived therefrom or any other equity interest or security in the Company) that are owned of record and beneficially by the stockholder proposing the nomination or other business;

•	any proxy, voting agreement or other arrangement pursuant to which the stockholder has a right to vote any shares of any security of the Company;

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any performance-related fees that the stockholder is entitled to based on any increase or decrease in the value of shares or other equity interests or securities in the Company, including any held by members of the stockholders’ immediate family sharing the same household;

•	any significant interests in any principal competitor of the Company held by the stockholder;

•	any interest of the stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company;

•	any pending or threatened litigation in which the stockholder is a party or material participant involving the Company or any of its officers or directors or any affiliate of the Company;

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any material transaction occurring during the prior twelve months between the stockholder, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand;

•	a summary of any material discussions regarding the business proposed to be brought before the meeting;

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any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies, the proposal and/or for the election of directors in a contested election; and

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as to each proposed director nominee, all information regarding the proposed nominee as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election.

Special meetings of stockholders

If our board of directors determines that directors are to be elected at a special meeting, stockholders may give notice of director nominations if that stockholder (i) gives timely written notice of the nomination to our secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting. To be timely, a stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting, the tenth day following the day on which we publicly announce the date of the meeting and of the nominees proposed by the board to be elected at the meeting. The stockholder’s notice must include the relevant information set forth above as to each proposed nominee.

Amendment of certificate of incorporation

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation generally requires approval by our board of directors and a majority of the voting power of our outstanding shares entitled to vote generally in the election of directors. However, the affirmative vote of 80% of the outstanding voting power entitled to vote generally in the election of directors is required to approve any proposal to amend, alter, change or repeal the provisions of the certificate of incorporation relating to (i) the classification of the board of directors, removal of directors and filling of director vacancies; (ii) the amendment of our bylaws; (iii) business combinations with related persons; (iv) the limitation or elimination of directors’ liability to QEP and its stockholders; (v) stockholder action by written consent and (vi) the supermajority voting requirement to amend certain provisions of the certificate of incorporation.

Delaware anti-takeover law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of a corporation’s assets and certain other transactions resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the corporation’s board approves the transaction that resulted in the stockholder becoming an interested stockholder before the date of that transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by the corporation’s officers and directors; or

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on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board and authorized at a meeting of the corporation’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, which amendment will generally be effective 12 months after adoption. Neither our restated certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Limitation of liability; indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our amended and restated bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Plan of distribution

We may sell the securities being offered by this prospectus and any accompanying prospectus supplement or other offering materials:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The applicable prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in the applicable prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

With respect to the debt securities, each series of debt securities will be a new issue of debt securities and will have no established trading market. The debt securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, Latham & Watkins LLP, Houston, Texas will act as counsel to us.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our natural gas and oil reserves included in our Annual Report on Form 10-K/A for the year ended December 31, 2014 has been derived from the reports of Ryder Scott Company L.P., independent reservoir engineering consultants, and of DeGolyer and MacNaughton, independent reservoir engineering consultants, and has been incorporated in this prospectus by reference to such Annual Report on Form 10-K/A upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

QEP Resources, Inc.

20,000,000 shares

Common stock

Prospectus supplement

J.P. Morgan

Deutsche Bank Securities

Wells Fargo Securities

BMO Capital Markets